THIS INDEMNITY AGREEMENT is dated ●, 2018.

B E T W E E N :

GOLD TORRENT (CANADA) INC., a company

incorporated under the laws of British Columbia

(the “Company”)

- and -

●of [●]

(the “Indemnified Party”)

Context

A.	The Company is a company governed by the Act.

B.	The Indemnified Party has, at the request of the Company, accepted the position of director of the Company and may, at the request of the Company, accept the position of officer of the Company or act as a director or officer, or act in an equivalent capacity, of one or more Associated Corporations (“Indemnified Capacity”).

THEREFORE, the Parties agree as follows:

1.	Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1	“Act” means the Business Corporations Act (British Columbia).

1.2	“Agreement” means this agreement, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.3	“Associated Corporation” means:

1.3.1	a corporation of which the Indemnified Party is or was a director or officer at a time when that corporation is or was an affiliate of the Company;

1.3.2	any other corporation of which the Indemnified Party is or was a director or officer at the request of the Company; and

1.3.3	any other partnership, trust, joint venture or other unincorporated entity for which the Indemnified Party is or was a director or officer, or holds or held a position equivalent to director or officer, at the request of the Company.

1.4	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of British Columbia.

1.5	“Company” is defined in the recital of the Parties above.

1.6	“Derivative Action” means an Eligible Proceeding by or on behalf of the Company or any Associated Corporation brought against the Indemnified Party.

1.7	“Eligible Penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding.

1.8	“Eligible Proceeding” means any legal proceeding or investigative action, whether current, threatened, pending or completed, in which the Indemnified Party or any of the heirs and personal or other legal representatives of the Indemnified Party:

1.8.1	is or may be joined as a party; or

1.8.2	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, that proceeding,

by reason of the Indemnified Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or any Associated Corporation, and includes any action to establish a right to indemnification under this Agreement.

1.9	“Expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

1.10	“Indemnified Party” is defined in the recital of the Parties above.

1.11	“Parties” means the Company and the Indemnified Party collectively, and “Party” means any one of them.

2.	General Indemnity

Subject to Sections 3, 5, and 7, the Company, to the extent permitted by law, indemnifies the Indemnified Party from and against all Eligible Penalties and all Expenses actually and reasonably incurred by the Indemnified Party in respect of any Eligible Proceeding.

3.	Indemnification in Derivative Actions

In respect of any Derivative Action, the Company will, at the Indemnified Party’s request, apply at the Company’s own expense to a court of competent jurisdiction for approval to indemnify the Indemnified Party against all Eligible Penalties and all Expenses actually and reasonably incurred by the Indemnified Party in connection with that Derivative Action, as well as for approval to advance money to the Indemnified Party under Section 4.

4.	Advance of Expenses

Subject to Sections 5 and 7, the Company will, prior to the final disposition of an Eligible Proceeding, advance moneys to the Indemnified Party:

4.1	for the Expenses referred to in Section 2, provided that at the time of the advance of those Expenses, the Company does not have reasonable grounds to believe that the Indemnified Party has not met the conditions of Section 6.1; and

4.2	for the Expenses referred to in Section 3, provided the Company receives the approval of a court of competent jurisdiction as contemplated by Section 3.

It will not be necessary for the Indemnified Party to pay those Expenses and then seek reimbursement; the Indemnified Party may provide invoices, bills and statements of account for those Expenses to the Company for direct payment by the Company, and the Company will pay those amounts.

5.	Scope and Survival

5.1	This Agreement will:

5.1.1	have effect as of the first date that the Indemnified Party acted for the Company or any Associated Corporation in an Indemnified Capacity; and

5.1.2	survive any resignation by the Indemnified Party from any Indemnified Capacity, and any other circumstance by reason of which the Indemnified Party will cease to act in an Indemnified Capacity.

6.	Limitation

6.1	The Company will not indemnify the Indemnified Party under this Agreement unless the Indemnified Party:

6.1.1	in relation to the subject matter of the Eligible Proceeding, acted honestly and in good faith with a view to the best interests of the Company or of the Associated Corporation, as the case may be; and

6.1.2	in the case of an Eligible Proceeding other than a civil proceeding, had reasonable grounds for believing that the Indemnified Party’s conduct in respect of which the Eligible Proceeding was brought was lawful.

6.2	The Company will not indemnify the Indemnified Party under this Agreement for:

6.2.1	any Eligible Penalties or Expenses incurred in the course of any action or other proceeding initiated by the Indemnified Party with respect to any claim the Indemnified Party has against the Company or any Associated Corporation;

6.2.2	any Eligible Penalties or Expenses related to any action or proceeding initiated by the Indemnified Party against any other person or entity unless the Company or Associated Corporation has joined with the Indemnified Party in, or consented to, the initiation of that action or proceeding;

6.2.3	any Eligible Penalties or Expenses related to claims by the Company or Associated Corporation for the forfeiture and recovery by the Company or Associated Corporation, as applicable, of bonuses or other compensation received by the Indemnified Party from the Company or Associated Corporation due to the Indemnified Party’s violation of applicable securities laws or other laws.

7.	Repayment of Indemnification Payments

7.1	If, at the conclusion of any Eligible Proceeding with respect to which indemnification is provided under this Agreement:

7.1.1	there is a final judicial or quasi-judicial determination establishing that the Indemnified Party has not fulfilled the conditions of Section 6.1 in respect of any amounts advanced or paid by the Company; or

7.1.2	the payment of any amounts advanced or paid by the Company is otherwise prohibited by section 163 of the Act;

the Indemnified Party undertakes to pay, and will pay, those amounts to the Company.

7.2	If the Indemnified Party receives indemnification or reimbursement from a source other than the Company for all or part of any Eligible Penalties or Expenses already advanced or paid by the Company to the Indemnified Party, then the amount received by the Indemnified Party from that other source will be paid by the Indemnified Party to the Company.

7.3	The Indemnified Party will repay to the Company all advances of Eligible Penalties or Expenses under this Agreement not actually required or used by the Indemnified Party.

7.4	All amounts payable by the Indemnified Party to the Company under this Agreement will be paid within 30 Business Days of the Company’s written request for payment and will bear interest after their due date until paid in full at the variable annual interest rate announced and adjusted from time to time by [Name of Bank] as its reference rate for determining interest rates on Canadian dollar commercial loans made by it in Canada, and which it may refer to as its “prime rate” or “prime lending rate”, plus ●%.

8.	General

Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no representations, warranties or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

8.1	Notice of a Claim. Promptly, and in any event no later than ten Business Days after receipt by the Indemnified Party of a written notice of a claim or threatened claim against it which may result in a demand for indemnification under this Agreement, the Indemnified Party will give written notice to the Company of the claim or threatened claim. A notice delivered under this Section will include a description of the claim or threatened claim, a summary of the facts giving rise to the claim or threatened claim and, if possible, an estimate of any potential liability arising under the claim or threatened claim. Failure by the Indemnified Party to notify the Company of any claim or threatened claim will not relieve the Company from its obligations under this Agreement or otherwise limit its liability, except to the extent that the claim includes legal proceedings and the failure of the Indemnified Party to notify the Company within the required time limits prejudices the defence of the claim.

8.2	Notices. Any notice or other communication required or permitted by this agreement to be given or made to a party must be in writing and either delivered personally or by courier, sent by prepaid registered mail, or transmitted by e-mail to that party addressed as follows:

to the Company at:

Gold Torrent (Canada) Inc.

960 Broadway Avenue

Suite 530

Boise, Idaho

83706

Attention:	Daniel Kunz
E-mail:	dan.kunz@goldtorrentinc.com

with a copy to:

Gowling WLG (Canada) LLP

550 Burrard Street

Suite 2300, Bentall 5

Vancouver, British Columbia

V6C 2B5

Attention:	Brett Kagetsu
E-mail:	Brett.kagetsu@gowlingwlg.com

to the Indemnified Party at:

●

E-mail:	●

or at any other address as any party may at any time advise the other by notice in writing given in accordance with this Section 8.2. Any notice or other communication delivered to the party to whom it is addressed will be deemed to have been given and received on the day it is delivered at that party’s address, provided that if that day is not a Business Day or if it is received after 5:00 p.m. (local time of the recipient) then the notice or other communication will be deemed to have been given and received on the next Business Day. Any notice or other communication sent by prepaid registered mail will be deemed to have been given and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every notice or other communication must be delivered personally, by courier or transmitted by e-mail. Any notice or communication transmitted by e-mail will be deemed to have been given and received on the day on which it is transmitted; but if the notice or communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient), it will be deemed to have been given and received on the next Business Day.

8.3	Headings. The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

8.4	References. References in this Agreement to a section, subsection or paragraph are to be construed as references to a section, subsection or paragraph of this Agreement unless the context requires otherwise.

8.5	Successors and Assigns. This Agreement and the rights and obligations under it are not assignable by either Party without the prior written consent of the other Party.

8.6	Enurement. This Agreement will enure to the benefit of and be binding upon the Parties and their respective heirs, legal representatives, successors and permitted assigns.

8.7	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement, and any such invalid or unenforceable provision will be deemed to be severed. The prohibition against or unenforceability of a provision in one jurisdiction will not invalidate that provision or render it unenforceable in any other jurisdiction.

8.8	Further Assurances. The Parties will, with reasonable diligence, do all things and provide all reasonable assurances as may be required to, and each Party will provide any further documents or instruments required by the other Party as may be reasonably necessary or desirable to, give effect to this Agreement and carry out its provisions.

8.9	Governing Law. This Agreement is governed by, and is to be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in that Province.

8.10	Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts together will constitute one and the same instrument. Delivery of this Agreement by e-mail constitutes valid and effective delivery.

8.11	Acknowledgement—Independent Legal Advice. Each Party acknowledges that it has:

8.11.1	had the opportunity to receive independent legal advice from its own lawyers with respect to the terms of this Agreement before its execution;

8.11.2	read this Agreement, understands it, and agrees to be bound by its terms and conditions; and

8.11.3	received a copy of this Agreement.

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Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

GOLD TORRENT (CANADA) INC.

Per:
Name:
Title:

[NAME]